Exhibit 99.1
Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Daniel C. O’Keefe
Vice President & Chief Accounting Officer
T: (407) 737-5713
E: daniel.o’keefe@ocwen.com

OCWEN FINANCIAL CORPORATION ANNOUNCES
FIRST QUARTER 2007 NET INCOME

West Palm Beach, FL – (April 26, 2007) Ocwen Financial Corporation (NYSE:OCN) today reported net income of $12.4 million or $0.18 per diluted share for the first quarter of 2007. This compares to $16.5 million or $0.24 per diluted share for the first quarter of 2006. Pre-tax income for the first quarter of 2007 was $18.8 million as compared to $21.5 million for the first quarter of 2006.  Operating income (total revenue less total operating expenses) for the first quarter of 2007 increased by $12.7 million or 84% over the first quarter of 2006.  This increase in operating income was offset by a decrease in other income (expense) of $15.4 million.  A summary of our results for the first quarter of 2007 follows:

•	Total revenue: $115.0 million, an increase of 12.3% over the first quarter of 2006.
•	Total operating expenses: $87.2 million, compared to $87.3 million for the first quarter of 2006.
•	Operating income: $27.9 million, an increase of 84% over the first quarter of 2006.
•	Other income (expense), net: expense of $(9.1) million, compared to income of $6.3 million for the first quarter of 2006.
	o	Charges to reduce loans held for resale to estimated market value: $3.3 million, compared to $0.9 million for the first quarter of 2006.
	o	Unrealized losses on subordinate and residual securities: $4.5 million, compared to $0.4 million for the first quarter of 2006.
	o	Unrealized gains on credit default swaps related to subordinate and residual securities: $2.3 million, compared to $0 for the first quarter of 2006.
	o	$0 in transaction gains associated with loan sale and securitization activities compared to $4.4 million for the first quarter of 2006
•	Unpaid Principal Balance of loans and REO serviced: $55.2 billion, compared to $42.2 billion at March 31, 2006 (excludes $0.7 billion of REO serviced pursuant to our contract with the VA).
•	Unpaid Principal Balance of non-performing loans and REO serviced: $8.0 billion (14.5% of total), compared to $4.9 billion (11.7% of total) at March 31, 2006.
o

Unpaid Principal Balance of non-performing loans and REO serviced – excluding non-performing loans for which borrowers are making scheduled payments under forbearance or bankruptcy plans:  $4.7 billion (8.6% of total) compared to $2.9 billion (6.9% of total) at March 31, 2006.

•	Prepayment speeds (average CPR): 26%, compared to 30% for the first quarter of 2006.
•	Loans held for resale: $112.0 million, compared to $364.9 million at March 31, 2006.

Chairman and CEO William Erbey stated, “Our first quarter operating results reflect the continued strong performance of our Residential Servicing segment and a strong contribution from our fee based loan processing businesses.  Our Residential Servicing segment contributed $19.4 million of pre-tax income to the quarter, and the fee based loan processing businesses included in our Residential Origination Services segment generated $3.9 million of pre-tax contribution.  Our operating results reflect our success in growing revenues while containing operating costs.  Our revenues increased by 12.3%, including a 14.5% increase in servicing and subservicing fees, over the first quarter of 2006.  Our operating costs were flat despite a $5.9 million increase in amortization of servicing rights driven by portfolio growth.

Ocwen Financial Corporation
First Quarter 2007 Results
April 26, 2007

Other income (expense) reflects expense of $(9.1) million for the first quarter of 2007.  As detailed above, this is partially the result of charges that we recorded in the first quarter of 2007 to adjust loans held for resale and mortgage backed securities to their market values, reflecting current conditions in the subprime mortgage market. These unrealized losses have been somewhat offset by related hedge gains. Absence of transaction gains, which totaled $4.4 million for the first quarter of 2006, and reduced interest carry on loans held for resale in the first quarter of 2007 also contributed to the variance in other income (expense) compared to the first quarter of 2006.  Net interest carry on loans held for resale (interest income on loans net of related financing cost) was $3.4 million lower in the first quarter of 2007 than in the first quarter of 2006.

As previously announced, during the first quarter of 2007, we decided to shut down our subprime loan origination operation.  Pre-tax income for the first quarter of 2007 includes $(2.7) million of losses related to this operation, including $2.4 million of charges to reduce loans held for resale to estimated market value (a component of the $3.3 million total of such charges discussed above).  Losses related to this operation totaled $(1.4) million for the first quarter of 2006.

Our effective tax rate of 22.95% for the first quarter of 2006 included a reduction of 13.91% for the anticipated use of tax credits during the year.  No such benefit is included in our effective tax rate for the first quarter of 2007 since we reversed the valuation allowance against our deferred tax assets during the second quarter of 2006.  Our effective tax rate of 33.98% for the first quarter of 2007 includes a benefit of approximately 2.1% associated with the recognition of certain foreign deferred tax assets during the quarter.

We continue to focus on the effective utilization of capital.  In this regard, we previously announced two significant events during the first quarter. On February 21, 2007, we announced the receipt of a $45.9 million cash dividend from BMS Holdings, Inc. Through this dividend, we have recouped our initial investment in BMS while maintaining our 46% ownership interest.  On March 9, 2007, we announced that we have obtained definitive commitments from affiliates of Angelo, Gordon & Co., Metalmark Capital, LLC and other lead investors to form and capitalize a new business, Ocwen Structured Investments, LLC (“OSI”).  OSI will invest in mortgage servicing rights and the related lower tranches and residuals of residential mortgage-backed securities and hedge those assets with default protection.  Ocwen will provide a dedicated team responsible for managing OSI’s portfolio under a management agreement and will service the mortgage servicing rights that are acquired from time to time by OSI.

We also strengthened our balance sheet and improved our liquidity position during the first quarter of 2007.  Our equity to total assets increased to 29.2%, as compared to 27.8% at December 31, 2006 and 23.6% at March 31, 2006. Our cash and investment grade securities totaled $336.8 million at March 31, 2007, reflecting increases from $311.6 million at December 31, 2006 and $217 million at March 31, 2006.  Finally, effective April 3, 2007 we increased the capacity of the variable funding note included in our Barclay’s advance facility from $100 million to $200 million.  Total capacity under this facility is now $540 million, and total capacity under our advance financing facilities and our senior secured credit agreement is $930 million.

Overall, our operating results were strong, we have strengthened our balance sheet and improved our liquidity position, and we continue our efforts to optimize our use of capital.”

Ocwen Financial Corporation
First Quarter 2007 Results
April 26, 2007

Segment Results (In thousands)

For the three months ended March 31,	2007	2006

Residential Servicing
Revenue	$93,457	$79,909
Operating expenses	63,355	55,629
Other income (expense), net	(10,692)	(6,444)

Pre-tax income	19,410	17,836

Ocwen Recovery Group
Revenue	1,787	2,201
Operating expenses	2,042	2,633
Other income (expense), net	2	82

Pre-tax loss	(253)	(350)

Residential Origination Services
Revenue	17,077	17,330
Operating expenses	16,834	23,485
Other income (expense), net	13	11,198

Pre-tax income	256	5,043

Corporate Items and Other
Revenue	2,707	3,010
Operating expenses	4,921	5,567
Other income (expense), net	1,555	1,486

Pre-tax loss	(659)	(1,071)

Consolidated pre-tax income	$18,754	$21,458

Ocwen Financial Corporation is a leading provider of servicing and origination processing solutions to the loan industry with headquarters in West Palm Beach, Florida, offices in, Orlando, Florida, Lisle, Illinois and Atlanta, Georgia and global operations in Canada, Germany, and India. We make our clients’ loans worth more by leveraging our superior processes, innovative technology and high-quality, cost-effective global human resources. Additional information is available at www.ocwen.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to the securitization market and our plans to securitize loans and expectations as to the impact of rising interest rates and cost-effective resources in India. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest or currency exchange rates, governmental regulations and policies, international political and economic uncertainty, availability of adequate and timely sources of liquidity, federal income tax rates, real estate market conditions and trends and the outcome of ongoing litigation as well as other risks detailed in OCN’s reports and filings with the Securities and Exchange Commission, including its periodic report on Form 10-K for the year ended December 31, 2006 and our Forms 8-K filed during 2006. The forward-looking statements speak only as of the date they are made and should not be relied upon.  OCN undertakes no obligation to update or revise the forward-looking statements.

Ocwen Financial Corporation
First Quarter 2007 Results
April 26, 2007

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)

For the three months ended March 31,	2007	2006

Revenue
Servicing and subservicing fees	$91,728	$80,084
Process management fees	19,923	19,312
Other revenues	3,377	3,054

Total revenue	115,028	102,450

Operating expenses
Compensation and benefits	20,507	25,701
Amortization of servicing rights	32,237	26,288
Servicing and origination	13,659	13,197
Technology and communications	4,780	6,639
Professional services	6,628	7,779
Occupancy and equipment	5,385	4,976
Other operating expenses	3,956	2,734

Total operating expenses	87,152	87,314

Other income (expense)
Interest income	10,161	18,113
Interest expense	(15,071)	(17,254)
Loss on trading securities	(4,471)	(374)
Gain (loss) on loans held for resale, net	(2,543)	2,215
Other, net	2,802	3,622

Other income (expense), net	(9,122)	6,322

Income before income taxes	18,754	21,458
Income tax expense	6,374	4,925

Net income	$12,380	$16,533

Earnings per share
Basic	$0.20	$0.26
Diluted	$0.18	$0.24
Weighted average common shares outstanding
Basic	63,186,262	63,247,835
Diluted	72,189,608	72,041,171

Ocwen Financial Corporation
First Quarter 2007 Results
April 26, 2007

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	March 31, 2007	December 31, 2006

Assets
Cash	$163,305	$236,581
Trading securities, at fair value
Investment grade	173,511	74,986
Subordinates and residuals	56,558	65,242
Investment in certificates of deposits	73,668	72,733
Loans held for resale, at lower of cost or market	111,953	99,064
Advances	216,896	324,137
Match funded advances	574,318	572,708
Mortgage servicing rights	220,936	183,743
Receivables	65,247	67,311
Deferred tax assets, net	176,757	176,135
Premises and equipment, net	33,621	35,469
Other assets	84,573	101,634

Total assets	$1,951,343	$2,009,743

Liabilities and Stockholders’ Equity
Liabilities
Match funded liabilities	$509,467	$510,236
Servicer liabilities	247,553	383,549
Lines of credit and other secured borrowings	395,945	324,520
Debt securities	150,329	150,329
Other liabilities	76,108	81,340

Total liabilities	1,379,402	1,449,974

Minority interest in subsidiary	1,957	1,790
Stockholders’ Equity
Common stock, $.01 par value; 200,000,000 shares authorized; 63,191,842 and 63,184,867 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	632	632
Additional paid-in capital	187,696	186,660
Retained earnings	380,605	369,708
Accumulated other comprehensive income, net of taxes	1,051	979

Total stockholders’ equity	569,984	557,979

Total liabilities and stockholders’ equity	$1,951,343	$2,009,743